Exhibit 99.1

Manhattan Pharmaceuticals Acquires Hedrin ™
for the Treatment of Head Lice

NEW YORK, JUNE 27 -- Manhattan Pharmaceuticals, Inc. (Amex: MHA - News) today announced that it has acquired exclusive, North American rights to develop and commercialize Hedrin™, a novel, non-insecticide product candidate for the treatment of head lice. Hedrin is currently marketed in Europe and in the United Kingdom (UK), and according to market research firm Information Resources, Inc. has recently achieved significant market share (greater than or equal to 40%) in certain European countries. The product candidate is the third to be licensed by Manhattan Pharmaceuticals from Thornton & Ross Limited -- the largest independent OTC pharmaceutical manufacturer in the UK. ADVERTISEMENT Hedrin is a non-insecticide combination of silicones (dimeticone and cyclomethicone) that acts as a pediculicidal (lice killing) agent by disrupting the osmotic balance within the insect. Most currently available lice treatments contain chemical insecticide. Because Hedrin kills lice physically rather than by acting on the central nervous system the insects cannot build up resistance to the treatment. Both silicones in Hedrin are used extensively in cosmetics and toiletries.

In a Phase 3, randomized, controlled equivalence, clinical study conducted in Europe, Hedrin was administered to 253 adult and child subjects with head louse infestation. The study results, published in the British Medical Journal in June 2005, demonstrated Hedrin's equivalence when compared to the insecticide treatment, phenothrin, the most widely-used pediculicide in the UK. In addition, according to the same study, the Hedrin-treated subjects experienced significantly less irritation (2%) than those treated with phenothrin (9%). A more recent randomized, controlled parallel group superiority clinical study (currently awaiting publication) has demonstrated that Hedrin is superior to malathion liquid in the treatment of head louse infestation. In addition to killing lice, further analysis from both of the above clinical trials shows that Hedrin is effective in killing louse eggs.

"Hedrin is rapidly gaining market acceptance in Europe and in the UK, where it has achieved 40% market share, and we believe it has the potential to provide an important treatment alternative here in North America," stated Doug Abel, president and chief executive officer. "The acquisition of exclusive North American rights to Hedrin is another important step in Manhattan Pharmaceuticals' corporate strategy to create a robust, dual focused pipeline in the areas of dermatology/immunology and endocrinology/metabolism."

According to the American Academy of Pediatrics an estimated 6-12 million Americans are infested with head lice each year, with pre-school and elementary age children, 3-11, and their families affected most often.

Recent studies have indicated that insecticide resistance may be increasing and therefore contributing to treatment failure. Accordingly, Manhattan Pharmaceuticals believes that there is significant potential for a convenient, non-insecticide treatment alternative.

This licensing transaction increases the Manhattan Pharmaceuticals pipeline to six clinical stage product candidates.

About Manhattan Pharmaceuticals, Inc.

Manhattan Pharmaceuticals, Inc., (Amex: MHA - News) is a clinical-stage pharmaceutical company developing novel, high-value drug candidates primarily in the areas of endocrine/metabolic disease and dermatologic/immunologic disorders. With a pipeline consisting of six clinical-stage product candidates, Manhattan Pharmaceuticals is developing potential therapeutics for large, underserved patient populations seeking superior treatments for conditions including common obesity, morbid obesity, psoriasis, and atopic dermatitis (eczema). (http://www.manhattanpharma.com)

About Thornton & Ross Limited

Founded in Huddersfield, Thornton & Ross (T&R) is a privately-owned company which has grown to become a significant player within the UK healthcare market with brands which span the Rx, OTC and consumer sectors. Its leading brands include COVONIA (cough cold and flu range), HEDRIN (Headlice treatment), CARE (range of everyday medicines), ALGESAL and TRANSVASIN (topical analgesics), SETLERS and GASTROCOTE (heartburn and indigestion remedies). T&R's leading household brand is ZOFLORA a range of floral disinfectants.

T&R manufactures the majority of its products, specializing in pharmaceutical liquids and creams. The company employs 350 people and has a turnover approaching 40 million pounds Sterling. (www.thorntonross.com)

Contact Information

Manhattan Pharmaceuticals, Inc.
Michael G. McGuinness
Chief Financial Officer
212.582.3950

Thornton & Ross Limited
Dieno George
Chief Executive Officer
+44 (01484) 842217
dienogeorge@thorntonross.com

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause Manhattan Pharmaceutical's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of Manhattan's development efforts relating to Hedrin™ or any of its other product candidates will be successful. Other risks that may affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of Manhattan's product candidates, including Hedrin™, the risk that the results of clinical trials may not support Manhattan's claims, the risk that a non-insecticide alternative treatment may not achieve market acceptance in North America, Manhattan's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006. Manhattan assumes no obligation to update these statements, except as required by law.